[Letterhead of KPMG Peat Marwick LLP]




The Board of Directors:
Big Foot Financial Corp.


We consent to incorporation by reference in the registration statement (No. 333-57981) on Form S-8 of Big Foot Financial Corp. of our report dated July 24, 1998, relating to the consolidated balance sheets of Big Foot Financial Corp. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year ended June 30, 1998, the eleven-month period ended June 30, 1997, and the year ended July 31, 1996, which report is incorporated by reference in the June 30, 1998 annual report on Form 10-K of Big Foot Financial Corp.



                                   /s/ KPMG Peat Marwick LLP


Chicago, Illinois
September 24, 1998